EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pure Cycle Corporation:
We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-142335) and Form S-8 (No. 333-115240) of Pure Cycle Corporation of our report dated November 10, 2006, which report appear in the August 31, 2008 annual report on Form 10-K of Pure Cycle Corporation.
/s/ Anton Collins Mitchell LLP
November 13, 2008